NEWS RELEASE

CONTACT ERIC GRAAP
(540) 349-0212 or
eric.graap@TFB.bank

Fauquier Bankshares Names New President and Chief Executive Officer
WARRENTON, VA, February 18, 2016 – Fauquier Bankshares, Inc. (NASDAQ: FBSS) (the "Company"), parent company of The Fauquier Bank (the "Bank"), announced today that it has selected Marc J. Bogan as the new President of the Company and the Bank.  Additionally, he was appointed to the Boards of Directors of both the Company and the Bank.  Mr. Bogan will succeed Randy K. Ferrell, the longtime President of the Company and the Bank, who announced a year ago his intention to retire in the spring of 2016.  Mr. Ferrell will continue to serve as Chief Executive Officer of the Company and the Bank during a transition period ending March 31, 2016, at which time Mr. Bogan will assume the position for both the Company and the Bank upon the retirement of Mr. Ferrell.
Mr. Bogan most recently served as President and Chief Operating Officer of NewDominion Bank, a $300 million-asset community bank based in Charlotte, North Carolina, where he directed overall banking operations, grew the retail and commercial loan base, and successfully engineered a secondary market mortgage platform during his tenure. He began his banking career over two decades ago with Wachovia Bank, and moved into community banking with South Carolina Bank and Trust and Ameris Bank in Georgia before joining NewDominion Bank as President and Chief Operating Officer in 2011. Mr. Bogan's previous industry experience also includes positions in private banking and wealth management, and executive responsibility in establishing new regional markets.
"Marc's extensive experience at the top operating structure of banks ranging in size up to $3 billion in assets attracted us to him as a candidate," said John B. Adams, Jr., Chairman of the Board of the Company and the Bank. "He has been described as one of the brightest executive bankers in the Southeast and a leader who is always looking to make a difference with employees and customers in his community. We certainly found that to be true of him during our conversations and we look forward to welcoming him here to build on the solid foundation of The Fauquier Bank."
"I'm very excited to be joining The Fauquier Bank at a great time for strong, independent community banks." Bogan said. "I am pleased to learn that the Bank is known for its excellent customer service, for helping families better manage their assets, for helping organizations grow and for giving back to the community. Taking on this job for a bank that's been operating successfully for 114 years and yet still continues to innovate is an immense responsibility. I look forward to the challenge and to discovering ways we can be even more meaningful to our customers, employees, shareholders and the community."
Mr. Bogan is a graduate of Winthrop University in Rock Hill, South Carolina, earning a degree in business administration. He is president of the Winthrop University Foundation, serves on the American Bankers Association's Community Bankers Council, and is an active member of the Rotary Club of Charlotte as well as several local boards and committees. He and his wife, Michelle, have two daughters and will be relocating to the Warrenton area from Charlotte.
Fauquier Bankshares, Inc. and its principal subsidiary, The Fauquier Bank, had combined assets of $601.4 million and total shareholders' equity of $52.6 million at December 31, 2015. The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through eleven banking offices located in Fauquier and Prince William Counties in Virginia.
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